                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


         We are the independent auditors for the Company. Primary and fully diluted earnings per common and common equivalent shares are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The computation takes into effect common shares issuable under stock option plans. No effect has been given to convertible preferred stock, as the market price did not exceed the liquidation value of $10 per share. The primary weighted average common and common equivalent shares, as applicable, outstanding during the three and nine months ended May 31, 1997 and May 31, 1996, was 7,012,754 and 7,019,513,
respectively. The fully diluted average common and common equivalent shares, as applicable, outstanding during the three and nine months ended May 31, 1997 and May 31, 1996 was 7,157,702 and 7,164,462, respectively.


                                            KELLY & COMPANY

                                            By:  /s/ Gerald Kelly
                                                -------------------------
                                            Title:  President
                                                   ----------------------